Intrawest Reports Fiscal 2017 First Quarter Results

Denver, Colorado, November 3, 2016 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three months ended September 30, 2016.
First Quarter Highlights

•	Net loss attributable to Intrawest Resorts Holdings, Inc. improved to $44.4 million compared to a net loss of $47.0 million in the first quarter of fiscal 2016.

•	Adjusted EBITDA improved 1.6% to a loss of $13.9 million compared to the prior year period, or 7.4% excluding Intrawest Resort Club Group ("IRCG") during all periods.

•	Total segment revenue decreased 6.5% to $80.2 million compared to the prior year period, or 1.5% excluding IRCG during all periods.

•	Sales of season pass and frequency products for the 2016/2017 season were up approximately 12.4% as of October 30, 2016 versus the same time last year.

•	Canadian Mountain Holidays ("CMH") sales for winter reservations were up approximately 8.6% as of October 30, 2016 versus the same time last year.

“Our first quarter results reflect strong summer visitation at our resorts and diligent management of expenses. We are pleased with the progress we have made the past two years in reducing our first quarter losses, and we consider summer to be an ongoing opportunity for future growth,” stated Tom Marano, Chief Executive Officer. “With $116.3 million of cash as of September 30, 2016, and the amendment to our credit agreement in October to reduce the applicable margin on our term loan by 50 basis points, we continue to improve our capital structure and position the Company for long-term growth. Season pass sales and CMH winter reservations remain strong, and we look forward to delivering exceptional experiences to our guests in the upcoming ski season."

Three Months Ended September 30, 2016

Below are the Company's results for the three months ended September 30, 2016 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue decreased by $5.7 million, or 6.6%, to $80.5 million, primarily due to the sale of IRCG.

•
Net loss attributable to Intrawest Resorts Holdings, Inc. improved by $2.6 million, or 5.6%, to $44.4 million, or $1.12 per diluted share. This growth was primarily attributable to a $1.7 million improvement in the loss from equity method investments, which was largely driven by improved summer operations at the Mammoth family of resorts.

•
Total Adjusted EBITDA improved by $0.2 million to a loss of $13.9 million. The increase was largely due to strong summer operations in the Mountain Segment, partially offset by reduced fire suppression activities in the Adventure Segment.

Mountain Segment

•	Mountain revenue increased by $4.2 million, or 8.5%, to $54.0 million, primarily due to higher summer visitation.

•
Mountain Adjusted EBITDA improved by $2.7 million, or 13.1%, to a loss of $18.1 million, primarily due to a $4.2 million increase in Mountain revenue, partially offset by a $1.5 million increase in Mountain variable operating expenses as a result of higher summer visitation.

Adventure Segment

•	Adventure revenue decreased by $6.3 million, or 26.0%, to $17.9 million, primarily due to a decrease in ancillary aviation services as a result of reduced flight hours.

•
Adventure Adjusted EBITDA decreased by $2.7 million, or 55.9%, to $2.1 million, primarily due to the $6.3 million decrease in Adventure revenue partially offset by a $1.8 million decrease in Adventure operating expenses.

Real Estate Segment

•	Real Estate revenue decreased by $3.5 million, or 29.9%, to $8.3 million, largely due to the sale of IRCG in the prior year. Excluding IRCG, Real Estate revenue increased by $0.8 million, or 11.8%.

•
Real Estate Adjusted EBITDA improved by $0.2 million, or 12.7%, to $2.0 million, primarily due to a $4.2 million decrease in Real Estate operating expenses, partially offset by a $3.5 million decrease in Real Estate revenue. Excluding IRCG, Real Estate Adjusted EBITDA grew by $1.1 million, or 126.5%.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, November 3, 2016. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (855) 327-6837, or (631) 891-4304 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on November 3, 2016 through midnight Eastern Time on November 17, 2016. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 10001962. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns and/or operates six four-season mountain resorts with approximately 8,000 skiable acres and over 1,120 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; lack of access to adequate supplies of water to make snow and otherwise conduct our operations; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our strategic alliance, real estate development, acquisition and other growth strategies; Steamboat Ski & Resort’s dependence on contracted direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters Inc.’s services;
the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; risks associated with Fortress’s ownership of a majority of our outstanding common stock; our leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; our limited public float and therefore trading volume and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2016, filed with the Securities and Exchange Commission (“SEC”) on September 8, 2016, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,
	2016	2015
Revenue	$80,479	$86,204
Operating expenses	98,069	103,248
Depreciation and amortization	15,170	15,042
Gain on disposal of assets	(341)	(689)
Loss from operations	(32,419)	(31,397)
Interest expense, net	(9,838)	(9,233)
Loss from equity method investments	(1,388)	(3,084)
Other income, net	475	78
Loss before income taxes	(43,170)	(43,636)
Income tax expense	939	1,787
Net loss	(44,109)	(45,423)
Income attributable to noncontrolling interest	287	1,619
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(44,396)	$(47,042)

Weighted average shares of common stock outstanding:
Basic and diluted	39,762	45,230
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(1.12)	$(1.04)

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

Mountain Segment (dollars in thousands except for RevPAR and ADR)

	Three Months Ended September 30,		Change
	2016	2015	$	%
RevPAR	$69.08	$62.09	$6.99	11.3%
ADR	$143.81	$133.70	$10.11	7.6%

Mountain revenue:
Lift	$4,750	$4,005	$745	18.6%
Lodging	16,961	15,319	1,642	10.7%
Ski School	672	610	62	10.2%
Retail and Rental	7,604	7,458	146	2.0%
Food and Beverage	10,353	9,632	721	7.5%
Other	13,654	12,734	920	7.2%
Total Mountain revenue	$53,994	$49,758	$4,236	8.5%
Mountain Adjusted EBITDA	$(18,073)	$(20,787)	$2,714	(13.1)%

Adventure Segment (dollars in thousands)

	Three Months Ended September 30,		Change
	2016	2015	$	%
Adventure revenue	$17,946	$24,263	$(6,317)	(26.0)%
Adventure Adjusted EBITDA	$2,145	$4,860	$(2,715)	(55.9)%

Real Estate Segment (dollars in thousands)

	Three Months Ended September 30,		Change
	2016	2015	$	%
Real Estate revenue	$8,279	$11,812	$(3,533)	(29.9)%
Real Estate Adjusted EBITDA	$1,999	$1,773	$226	12.7%

Total Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended September 30,		Change
	2016	2015	$	%
Total segment revenue	$80,219	$85,833	$(5,614)	(6.5)%
Total Adjusted EBITDA	$(13,929)	$(14,154)	$225	(1.6)%

The following tables present segment revenue reconciled to consolidated revenue and net income (loss) attributable to the Company reconciled to Adjusted EBITDA and Adjusted EBITDA by segment (in thousands):

	Three Months Ended September 30,
	2016	2015
Revenue:
Mountain
Lift	$4,750	$4,005
Lodging	16,961	15,319
Ski School	672	610
Retail and Rental	7,604	7,458
Food and Beverage	10,353	9,632
Other	13,654	12,734
Total Mountain revenue	53,994	49,758
Adventure revenue	17,946	24,263
Real Estate revenue	8,279	11,812
Total segment revenue	80,219	85,833
Legacy, non-core and other revenue	260	371
Total revenue	$80,479	$86,204

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(44,396)	$(47,042)
Legacy and other non-core expenses, net	803	2,351
Other operating expenses	2,108	1,151
Depreciation and amortization	15,170	15,042
Gain on disposal of assets	(341)	(689)
Interest income, net	(70)	(71)
Interest expense	9,908	10,162
Loss from equity method investments	1,388	3,084
Pro rata share of Adjusted EBITDA related to equity method investments	1,120	692
Adjusted EBITDA attributable to noncontrolling interest	(370)	(2,162)
Other income, net	(475)	(78)
Income tax expense	939	1,787
Loss attributable to noncontrolling interest	287	1,619
Total Adjusted EBITDA	$(13,929)	$(14,154)

Mountain Adjusted EBITDA	$(18,073)	$(20,787)
Adventure Adjusted EBITDA	2,145	4,860
Real Estate Adjusted EBITDA	1,999	1,773
Total Adjusted EBITDA	$(13,929)	$(14,154)